Exhibit 10.4

ASSET AND STOCK PURCHASE AGREEMENT

THIS ASSET AND STOCK PURCHASE AGREEMENT is made and entered into as of August 2, 2010 by and among Belcher Pharmaceuticals, Inc., a Florida corporation (“Seller”), GeoPharma, Inc., a Florida corporation (“GeoPharma”), and Belcher Pharmaceuticals Acquisition, LLC, a Florida limited liability company (“Buyer”).

Recitals:

A. Seller is engaged in the business of manufacturing, marketing and selling FDA approved pharmaceuticals (the “Business”) from its three rented facilities located at 6911 Bryan Dairy Road, Largo, FL 33777 and 12393 Belcher Road, Suites 420 and 430, Largo, FL 33773 (collectively, the “Premises”).

B. GeoPharma owns all of the outstanding shares of Seller’s capital stock.

C. GeoPharma is negotiating with its senior secured lender, Whitebox Pharmaceutical Growth Fund, Ltd., a British Virgin Islands business company (“Whitebox”), a transaction pursuant to which, among other things, GeoPharma is required to (i) pay $2,000,000 in cash to Whitebox (the “Whitebox Cash Payment”), (ii) convey title to the real property located at 6950 Bryan Dairy Road, Largo, FL 33777 to Whitebox and (iii) issue to Whitebox an unsecured, subordinated promissory note in the original principal amount of $3,000,000, in full satisfaction of all outstanding Whitebox senior secured promissory notes and in consideration of the cancellation of all outstanding warrants to purchase GeoPharma common stock owned by Whitebox (the “Whitebox Restructuring”).

D. Additionally, GeoPharma is negotiating with its primary preferred stockholder, Midsummer Investment Ltd. (“Midsummer”), a transaction pursuant to which Midsummer will exchange its 3,500 shares of Series C convertible preferred stock in GeoPharma, all accrued preferred returns thereon and the warrants associated therewith for (i) 3,500 shares of Series D convertible preferred stock (the “Series D Shares”), with a conversion price of $0.15 per share based on a stated value of $1,000 per share, a zero percent coupon, and a bullet feature at four years, and (ii) 2,000,000 shares of GeoPharma common stock (the “Midsummer Restructuring”). If Midsummer converts all of its Series D Shares, it would receive 23,333,333 shares of Common Stock of GeoPharma.

E. GeoPharma desires to sell and issue to Buyer 50,701,874 shares of Common Stock of GeoPharma, which shall equal approximately 51% of the total outstanding shares of Common Stock of GeoPharma outstanding immediately after the Closing, assuming the issuance of all of the shares set forth on Exhibit A attached hereto (the “Subject Shares”) and Seller desires to sell, assign, transfer and convey to Buyer substantially all of Seller’s assets, rights and interests relating to the Business (as define in Recital A above), and Buyer desires to purchase and acquire the Subject Shares and such assets, in consideration of (i) the payment by Buyer to Seller of $3,000,000 in cash, (ii) the assumption by Buyer of certain liabilities and obligations of Seller specifically identified in this Agreement, and (iii) the issuance of 3,000,000 shares of Buyer’s Class B Membership Units, with the rights and preferences set forth in Exhibit B attached hereto (the “Class B Membership Units”), all on the terms and subject to the conditions set forth in this Agreement.

F. Vétoquinol USA, Inc. (“Vétoquinol”) paid to Seller $183,000.00 as an advance royalty payment, which Vétoquinol and Seller agreed would be offset in equal amounts from each of the March 31, 2010, June 30, 2010 and September 30, 2010 quarterly royalty payments made by Vétoquinol to Seller (the “Royalty Setoff”) pursuant to that certain September 11, 2003, Supply and Licensing Agreement, by and between Seller and Vet Solutions, L.P. n/k/a Vétoquinol, a copy of which has been provided to Buyer (the “Vétoquinol Agreement”). The September 30, 2010 quarterly payment will belong to Buyer, pursuant to this Agreement, and, accordingly, the parties desire that, at the Closing, Seller reimburse Buyer for the $61,000.00 setoff that Vétoquinol will deduct from such quarterly payment (the “Vétoquinol Setoff”).

G. Buyer, through one of its affiliates, has advanced $70,000 to Seller and/or GeoPharma, as detailed in Exhibit C attached hereto, and the parties desire that, at the Closing, Seller reimburse Buyer for such sums (the “Advance Repayment”).

Agreement:

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained and other good and valuable consideration, Buyer and Seller hereby agree as follows:

ARTICLE I. PURCHASE AND SALE OF ASSETS

1.1 Sale and Transfer of Assets. At the Closing (as defined herein), Buyer shall purchase and acquire from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions and encumbrances whatsoever (collectively, “Liens”), other than the Permitted Liens (as defined in Section 5.1(d) below) all of the assets owned by Seller in the operation of or otherwise relating to the Business (as define in Recital A above), other than the Retained Assets (as defined herein), as the same shall exist as of the Effective Date (as defined in Section 4.1 below), including without limitation the following (collectively, the “Acquired Assets”):

(a) Inventory. All inventories of equipment, parts and supplies relating to the Business located at the Premises, including that listed on Schedule 1.1(a)¸ plus all new inventory purchased or acquired after the date of such Schedule less any inventory sold in the ordinary course of business (“Inventory”);

(b) Tangible Property. All tangible personal property, machinery and equipment owned, leased or otherwise used, occupied or held by or for the benefit of or otherwise employed in or related to the Business located at the Premises, including but not limited to the equipment, office furniture and equipment and other tangible personal property set forth on Schedule 1.1(b);

(c) Business Records. All business books and records relating to the Business that has been reduced to writing or stored electronically or otherwise;

(d) Rights under Warranties. To the extent assignable by Seller, all rights, claims and benefits of Seller in, to and under any express or implied warranties from the suppliers of goods or services relating to the Business, including any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of Seller;

(e) Customer List. A list of all Persons (as hereinafter defined) to whom or to which Seller has sold or otherwise furnished any products or services at any time during the three-year period ending on the Effective Date (including any assignee or successor of any such Person by consolidation, merger, sale of assets or otherwise);

(f) Contracts. Subject to Section 1.2, all rights, claims, benefits and other interests of Seller in, to and under all licenses, leases, contracts and other agreements, commitments and undertakings relating to the Business or the Acquired Assets and listed and described on Schedule 1.1(g) (collectively, “Assigned Contracts”);

(g) Permits. To the extent transferable, all licenses, permits, approvals, consents, waivers and variances (collectively, “Permits”) issued by any federal, state or local governmental entity or subdivision thereof or any court or other governmental agency, authority, board, bureau, commission, department or instrumentality (collectively, “Governmental Authorities”) and used in or necessary to the operation of the Business;

(h) ANDAs. To the extent assignable, all Abbreviated New Drug Applications owned by Seller and listed on Schedule 1.1(i) (collectively, the ANDAs”) shall be assigned to Buyer;

(i) Intellectual Property Rights. All trademarks, trade names, service marks, copyrights, licenses, data and other confidential information and intellectual and similar intangible property rights, and any and all applications for, and any rights therein owned, used or held by or for the benefit of, or otherwise used in the conduct of or related to, the Business, including but not limited to all of Seller’s rights and interests in and to the name “Belcher Pharmaceuticals” and all derivatives thereof, Seller’s websites and all software and source codes related thereto, and all related logos, trade names and trademarks; and

(j) Telephone Numbers. All assignable rights and privileges of Seller to the telephone numbers, facsimile number and yellow page advertising used in the operation of the Business.

1.2 Retained Assets. Anything in Section 1.1 to the contrary notwithstanding, the following assets (collectively, “Retained Assets”) shall be retained by Seller, and Buyer shall in no way be deemed to have purchased or acquired (or to be obligated to purchase or acquire) any interest whatsoever in any of the following:

(a) Cash and Cash Equivalents. All of Seller’s cash and cash equivalents;

(b) Accounts Receivable. All of Seller’s rights and interests in and to the accounts receivable relating to the Business arising on or prior to the Effective Date, including without limitation the quarterly royalty payment from Vétoquinol for the quarter ended June 30, 2010 (the “Accounts Receivable”);

(c) Nonassigned Contracts. All contracts, agreements, commitments and undertakings that are not set forth on Schedule 1.1(g) (collectively, “Nonassigned Contracts” and, together with the Assigned Contracts, “Contracts”); and

(d) Corporate Records. Seller’s minute books, stock transfer books and stock ledger and corporate seal.

1.3 Sale and Issuance of Subject Shares. At the Closing, Buyer shall purchase and acquire from GeoPharma, and GeoPharma shall issues, sell and deliver to Buyer, free and clear of any and all Liens, the Subject Shares.

1.4 Adjustment to Subject Shares. As set forth in Recital E above, it is the intent of the parties that Buyer receive shares of Common Stock of GeoPharma equal to 51% of the total outstanding shares of Common Stock of GeoPharma outstanding immediately after the Closing (assuming the issuance of all of the shares set forth on Exhibit A attached hereto). The parties acknowledge that should Midsummer convert any of its Series D Shares, Buyer’s percentage ownership would be diluted below 51%. Accordingly, each time Midsummer converts any of its Series D Shares, if ever, GeoPharma shall issue to Buyer one (1) share of Common Stock for each share of Common Stock received by Midsummer in such conversion. Thus, assuming Midsummer converts all its Series D Shares and receives 23,333,333 shares of Common Stock, GeoPharma will issue an additional 23,333,333 shares of Common Stock to Buyer, which will increase Buyer’s shares to 74,035,207 and the total outstanding shares to 146,082,105, giving Buyer approximately a 51% ownership interest.

1.5 Assignability and Consents. Schedule 1.4 hereto sets forth a list of all Acquired Assets (including Permits and Assigned Contracts) that are nonassignable or nontransferable or cannot be assigned to Buyer without the consent of some other individual, association, corporation, joint stock company, joint venture, limited liability company, partnership, trust or Governmental Authority or other entity or enterprise (collectively, “Persons”). Seller shall take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date, all consents, approvals, authorizations, novations, requirements (including filing and registration requirements), waivers and agreements (collectively, “Consents”) from any Persons necessary to authorize, approve or permit the full and complete sale, assignment, transfer, conveyance or sublease of the Acquired Assets to Buyer.

ARTICLE II. LIABILITIES

2.1 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume at the Closing, but effective as of the Effective Date (as defined below), and shall thereafter pay, perform and discharge as and when due, the following liabilities and obligations of Seller (collectively, “Assumed Liabilities”):

(a) All liabilities relating to the Business arising from and after the Effective Date (as defined below);

(b) One-half of all amounts due to the landlords through the Effective Date and arising under the leases related to the Premises listed in Schedule 2.1 (the “Mosk Leases”), whether arising prior to or after the Closing;

(c) All license fees for Seller’s FDA CVM License, whether arising prior to or after the Closing;

(d) All state, county and local ad valorem and tangible Taxes (as defined below) on real or personal property, including equipment, included in the Acquired Assets, whether arising prior to or after the Closing; and

(e) $128,000.00 of the amounts due to G.E. Capital that arose prior to the Closing.

Notwithstanding the forgoing or anything else to the contrary, Buyer shall only be required to pay a maximum of $500,000 of the Assumed Liabilities. If Buyer pays any Assumed Liabilities in excess of $500,000 in the aggregate, it shall be entitled to deduct such excess actually paid from any payments due GeoPharma pursuant to the Redemption Obligation (as defined in, and as further contemplated by, Exhibit B).

2.2 Retained Liabilities. Except as provided in Section 2.1, Seller shall retain, and Buyer shall not assume or be responsible or liable for, any liabilities or obligations of Seller or otherwise relating to the Business, whether associated with or arising from any of the Acquired Assets and whether known or unknown, fixed, contingent or otherwise, (collectively, “Retained Liabilities”).

ARTICLE III. PURCHASE PRICE

3.1 Purchase Price. In consideration of the Acquired Assets and the Subject Shares, Buyer shall (a) pay to Seller $3,000,000, in cash minus the Vétoquinol Setoff and the Advance Repayment (the “Cash Component”) and (b) issue to Seller certificates evidencing 3,000,000 Class B Membership Units (collectively, the “Purchase Price”). Immediately upon the execution of this Agreement, Buyer shall deposit $1,000,000 in cash with Seller’s counsel, Shumaker, Loop & Kendrick, LLP (the “Escrow Deposit”). At the Closing, the Escrow Deposit shall be released to Seller and shall be credited toward the Cash Component, Buyer shall pay the balance of the Cash Component ($2,000,000) in cash directly to Whitebox, and Buyer shall issue the 3,000,000 Class B Membership Units to Seller.

3.2 Purchase Price Allocation. The Purchase Price payable hereunder represents the amount agreed upon by the parties to be the aggregate value of the Acquired Assets and Subject Shares and shall be allocated among the Acquired Assets and Subject Shares in accordance with the respective values of the Acquired Assets and Subject Shares in compliance with all applicable laws and regulations, as reasonably determined by Buyer. Each of the parties shall report the purchase and sale of the Acquired Assets, including but not limited to in all federal, state, local and other Tax (as hereinafter defined) returns and reports prepared and filed by or for Buyer or any Seller Party in accordance with the forgoing basis of allocation.

ARTICLE IV. CLOSING

4.1 General. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Florida time as soon as practicable after the date hereof at Shumaker, Loop & Kendrick, LLP’s offices in Tampa, provided that all of the conditions set forth in Section 4.2 which have not been waived by Buyer, and all the conditions set forth in Section 4.3 which have not been waived by Seller, shall have been fulfilled. The date on which Closing occurs is referred to herein as the “Closing Date.” Notwithstanding the actual Closing Date, the transactions contemplated hereby shall be deemed to be effective, for tax, accounting and all other purposes, and legal and equitable title with respect to the Acquired Assets and Subject Shares shall be deemed to pass to Buyer, as of 12:01 a.m. (local time) on July 1, 2010 (the “Effective Date”).

4.2 Conditions Precedent to Buyer’s Obligation to Close. Each and every obligation of Buyer to enter into and complete the Closing is subject, at Buyer’s option, to the fulfillment and satisfaction of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them prior to the Closing Date, and Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by such Seller to the foregoing effect and stating that all conditions to Buyer’s obligations hereunder have been satisfied;

(b) No action, suit or proceeding shall have been instituted before any court or governmental body or instituted or threatened by any Person which could materially affect the Acquired Assets or Assumed Liabilities, financial condition or prospects of Seller or the Business or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions;

(c) All necessary approvals and/or filings (including Consents) for the transactions contemplated hereby to be obtained and/or made by Seller shall have been obtained and/or made, as the case may be, and shall be in full force and effect;

(d) Buyer, Seller and the landlord of the Mosk Leases shall have reached an agreement mutually acceptable to each of them with regard to the repayment of amounts due to landlord and the lease terms for the Premises from and after Closing;

(e) All Liens on the Acquired Assets, other than the Permitted Liens, shall have been properly released;

(f) Seller shall have delivered or caused to be delivered the following to Buyer:

(i) copies of the resolutions of each of Seller’ board of directors authorizing and approving this Agreement and all transactions and other documents, instruments and agreements contemplated hereby;

(ii) a bill of sale transferring the Acquired Assets from Seller to Buyer, free and clear of any and all Liens, duly executed by Seller;

(iii) good standing certificates for Seller from the State of Florida dated as of a recent date;

(iv) stock certificates evidencing the Subject Shares, duly executed by GeoPharma; and

(v) such other deeds, bills of sale, endorsements, assignments and other instruments of sale, assignment, transfer and conveyance in form and substance satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Acquired Assets and Subject Shares, free and clear of any and all Liens.

4.3 Conditions Precedent to Seller’ Obligations to Close. Each and every obligation of Seller to enter into and complete the Closing is subject, at their option, to the fulfillment and satisfaction of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them prior to the Closing Date, and Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by Buyer to the foregoing effect and stating that all conditions to Seller’ obligations hereunder have been satisfied;

(b) Except as set forth on Schedule 5.1(h), no action, suit or proceeding shall have been instituted before any court or governmental body or instituted or threatened by any Person which could materially affect the Acquired Assets or Assumed Liabilities, financial condition or prospects of Seller or the Business or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions;

(c) All necessary approvals and/or filings (including Consents) for the transactions contemplated hereby shall have been obtained and/or made, as the case may be, and shall be in full force and effect; and

(d) Buyer, Seller and the landlord of the Mosk Leases shall have reached an agreement mutually acceptable to each of them with regard to the repayment of amounts due to landlord and the lease terms for the Premises from and after Closing;

(e) Buyer shall have paid the Cash Component in cash;

(f) GeoPharma’s general counsel and president/registered agent shall have resigned as officers of GeoPharma and Seller;

(g) The employment agreements of GeoPharma’s general counsel, president/registered agent and Chairman of the Board with the GeoPharma shall have been terminated and each of them shall have released GeoPharma from all obligations related thereto;

(h) Buyer shall have issued and delivered certificates representing Class B Membership Units, duly executed by Buyer; and

(i) The Whitebox Restructuring and the Midsummer Restructuring shall have been consummated.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Seller. Subject only to those exceptions and qualifications listed and described on the Schedules attached to this Agreement, Seller hereby jointly and severally represent and warrant to Buyer that, unless otherwise indicated, as of the date hereof and as of the Closing Date:

(a) Organization and Standing; Power and Authority. Each of Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has full corporate power and authority to operate the Business, to own or lease the Acquired Assets, and to carry on the Business as now being conducted. Each of Seller has full corporate power and authority to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Seller has no subsidiary corporations, owns no direct or indirect interest in any other business enterprise, firm or corporation, and is the only business enterprise, firm or corporation through which the Business is conducted, or which owns, leases or uses assets related to the Business. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of the Acquired Assets or the operation of the Business requires such qualification. This Agreement and each of the other agreements and instruments executed and delivered, or to be executed and delivered, in connection herewith (collectively, “Transaction Documents”), have been (or, upon execution thereof, will be) duly executed and delivered by, and constitute (or, upon execution thereof, will constitute) the valid and binding obligations of each Seller Party that is a party thereto, enforceable in accordance with their respective terms.

(b) Ownership. GeoPharma owns all of the outstanding shares of the capital stock of Seller.

(c) Conflicts and Defaults. Neither the execution and delivery of this Agreement and the other Transaction Documents by any Seller Party nor the performance by any Seller Party of the transactions contemplated hereby or thereby will (i) violate, conflict with, or constitute a default under, any provision of Seller’s articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument (including but not limited to the Contracts), or any Law (as hereinafter defined), relating to the Business or any of the Acquired Assets or by which Seller or any of the Acquired Assets are bound, (ii) result in the creation or imposition of any Liens or other claims in favor of any third Person against any of the Acquired Assets, (iii) constitute an event that, after notice or lapse of time or otherwise, would result in any such violation, conflict, default (except defaults that would not individually or in the aggregate have a material adverse effect), acceleration, or creation or imposition of Liens or other claims or (iv) constitute an event that, after notice or lapse of time or otherwise, would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase any of the Acquired Assets. Except as set forth on Schedule 1.4(a), no Consent will be required to be obtained or satisfied for the continued performance by Buyer following the Closing of any Assigned Contract. Seller is not in violation of or in default under its articles of incorporation or bylaws, and no Seller Party is in violation of or in default under any provision of any contract or other agreement, commitment, obligation or undertaking (including but not limited to the Contracts) or Law relating to the Business or any of the Acquired Assets or by which any Seller Party or any of the Acquired Assets are bound, or in the payment of any monetary obligations or debts of any Seller Party relating to the Business, and there exists no condition or event that, after notice or lapse of time or otherwise, would result in any such violation or default.

(d) Acquired Assets; Title to Acquired Assets. Except for the Retained Assets, the Acquired Assets are the only assets, properties, rights and interests used by Seller in connection with the Business. The Acquired Assets constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by Seller prior to the Effective Date. All of the Acquired Assets used in connection with the operation of the Business are in good operating condition and repair and are adequate and sufficient for the uses to which they are put in the Business. The consummation of the transactions contemplated by this Agreement will not adversely affect such title or rights or any terms of the applicable agreements evidencing, creating or granting such title or rights. Seller has the right under valid and existing leases to occupy, use or control all properties and assets leased by it and included in the Acquired Assets. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in Buyer good, marketable and exclusive title to (or, in the case of Acquired Assets not owned by Seller, the full right to possess and use) the Acquired Assets, free and clear of all Liens and other claims of any kind and nature whatsoever, other that those listed in Schedule 5.1(d) (the “Permitted Liens”). Schedule 1.1(b) contains a true, complete and correct list of all fixed assets and other tangible personal property used in connection with the Business.

(e) Real Property. Schedule 2.1 contains a true, complete and correct list of all leases creating any interest or right in the Premises. True, complete and correct copies of the Mosk Leases have been delivered to Buyer. Each such Lease is, as of the date hereof, in full force and effect and is a legal, binding, and enforceable obligation of the parties thereto. Seller is in breach of the Mosk Leases. Neither the whole nor any portion of any of the Premises has been condemned, requisitioned or otherwise taken by any Governmental Authority and, to Seller’ knowledge, no such condemnation, requisition or taking is threatened or contemplated. All buildings, fixtures and other structures, improvements and appurtenances comprising part of the Premises have been well maintained and, except for normal wear and tear, are in good condition. Seller does not conduct the Business from any location other than the Premises.

(f) Contracts. Schedule 1.1(g) contains a complete list of all the Assigned Contracts. Each of the Assigned Contracts is a legal, binding and enforceable obligation of or against any Seller Party that is a party thereto and, to Seller’ knowledge, is a legal, binding and enforceable obligation of or against the other party or parties thereto.

(g) Liabilities. The amount of each of the Assumed Liabilities is as set forth on Schedule 2.1 and the aggregate amount of the Assumed Liabilities does not exceed the total reflected on Schedule 2.1.

(h) Litigation. Except as set forth on Schedule 5.1(h), no Seller Party is subject to any order of, or written agreement or memorandum or understanding with, any Governmental Authority, and there exists no litigation, action, suit, claim, investigation or proceeding pending or, to Seller’ knowledge, any litigation, action, suit, claim, investigation or proceeding threatened against or affecting any Seller Party, the Business or any of the Acquired Assets or which would adversely affect the transactions contemplated by this Agreement and, to Seller’ knowledge, no one has grounds to assert any such litigation, action, suit, claim, investigation or proceeding.

(i) Legal Compliance. Except as set forth on Schedule 5.1(j), the Business has been conducted, the Acquired Assets have been maintained, and Seller is currently in compliance in all material respects with, all applicable statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, writs, injunctions and other laws of any Governmental Authority (collectively, “Laws”). Seller is not in default under, and no event has occurred that, with notice or the lapse of time or otherwise, could result in default under, the terms of any judgment, order, decree, writ or injunction of any Governmental Authority.

(j) Brokers, Finders and Agents. No Seller Party is directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

(k) Intellectual Property. Schedule 5.1(k) sets forth a complete and correct list (with an indication of the record owner and identifying number) of all trademarks, trade names, service marks and copyrights for which registrations have been obtained (and all applications for, and extensions and reissuances of, any of the foregoing) that are or have been used in the conduct of, or which otherwise relate to, the Business. Except as set forth on Schedule 5.1(k), Seller is the sole owner and has the exclusive right to use, free and clear of any payment, restriction or encumbrance, all such trademarks, trade names, service marks and copyrights.

(l) Taxes. Except as set forth on Schedule 5.1(l), Seller has prepared in good faith and duly filed or caused to be duly filed all Tax returns and reports required to be filed by it with any Governmental Authority which are due to be filed on or prior to the Effective Date, and all Taxes owed to any Governmental Authority by Seller for periods covered by such returns and reports, and all assessments, claims, costs, demands, expenses and judgments connected therewith, have been paid in full. No extensions for the filing of any returns or the payment of any Taxes have been requested or granted. Except as set forth on Schedule 5.1(l), no Seller Party is a party to any action or proceeding and, to Seller’ knowledge, no such action or proceeding is contemplated or threatened for the assessment or collection of any Taxes, and no deficiency notices or reports have been received by any Seller Party in respect of any Tax. For the purposes of this Agreement, “Tax” or “Taxes” means all real estate, personal property, federal, state and local net income and gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or other taxes, fees, charges or assessments of any kind whatsoever, including any interest, penalties, additions to tax or other additional amounts imposed by any taxing authority.

(m) Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 5,1, Seller make no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 5.1, Buyer is purchasing the Acquired Assets on an “as-is, where-is” basis.

5.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that, as of the date hereof and as of the Closing Date:

(a) Organization and Standing; Power and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Buyer was formed on July 1, 2010 for the purpose of entering into this Agreement and has no operations prior to the Closing. This Agreement and each of the other Transaction Documents to which Buyer is a party have been (or, upon execution thereof, will be) duly executed and delivered by, and constitute (or, upon execution thereof, will constitute) the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

(b) Conflicts and Defaults. Neither the execution and delivery of this Agreement and other Transaction Documents by Buyer nor the performance by Buyer of its obligations hereunder and thereunder will (i) violate, conflict with, or constitute a default under, any provision of Buyer’s articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, or any Law by which Buyer is bound or (ii) constitute an event that, after notice or lapse of time or otherwise, would result in any such violation, conflict, default (except defaults that would not individually or in the aggregate have a material adverse effect), acceleration, or creation or imposition of Liens or other claims.

(c) Capitalization of Buyer. The authorized membership units of Buyer consists of 6,000,000 Class A units and 3,000,000 Class B Units. As of the Closing, all of the Class B Units shall be owned by Seller.

(d) Liabilities. Buyer does not have any liabilities immediately prior to Closing.

(e) Litigation. Buyer is not subject to any order of, or written agreement or memorandum or understanding with, any Governmental Authority, and there exists no litigation, action, suit, claim, investigation or proceeding pending or, to Buyer’s knowledge, any litigation, action, suit, claim, investigation or proceeding threatened against or affecting Buyer, or which would adversely affect the transactions contemplated by this Agreement and, to Buyer’s knowledge, no one has grounds to assert any such litigation, action, suit, claim, investigation or proceeding.

(f) Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

5.3 Representations and Warranties Related to Securities Matters. Buyer and Seller, each individually and on their own behalf, hereto represent, warrant and agree with one another, as of the date hereof and as of the Closing Date, as follows:

(i) Buyer is acquiring the Subject Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Subject Shares or any part thereof and (i) does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Subject Shares, (ii) has no present plan, intention or understanding and has made no arrangement to sell any of the Subject Shares at any predetermined time or for any predetermined price, and (iii) has not purchased, sold or entered into any put option, short position or similar arrangement with respect to the Subject Shares.

(ii) Seller is acquiring the Class B Membership Units as principal for their own account for investment purposes only and not with a view to or for distributing or reselling Class B Membership Units or any part thereof and (i) do not have any agreement or understanding, directly or indirectly, with any Person to distribute any of Class B Membership Units, (ii) have no present plan, intention or understanding and has made no arrangement to sell any of Class B Membership Units at any predetermined time or for any predetermined price, and (iii) have not purchased, sold or entered into any put option, short position or similar arrangement with respect to Class B Membership Units.

(iii) Buyer, and each shareholder of Buyer, is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(iv) Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(v) Buyer acknowledges that the issuance of the Subject Shares has not been registered with the Securities and Exchange Commission or under any federal or state securities laws and that the Subject Shares are restricted shares and may not be resold by Buyer without either registering the resale of the Subject Shares or securing an exemption from such registration requirements. Buyer further acknowledges that the certificate representing the Subject Shares shall contain an appropriate legend to reflect the restricted nature of the Subject Shares.

(vi) Seller acknowledges that the issuance of Class B Membership Units has not been registered with the Securities and Exchange Commission or under any federal or state securities laws and that the Class B Membership Units are restricted shares and may not be resold by Seller without either registering the resale of Class B Membership Units or securing an exemption from such registration requirements. Seller further acknowledges that the certificate representing the Class B Membership Units shall contain an appropriate legend to reflect the restricted nature of the Class B Membership Units.

(vii) Buyer has made an independent decision to purchase the Subject Shares based on the information available to Buyer, which Buyer has determined is adequate for that purpose, and Buyer has not relied on any information (in any form, whether written or oral) furnished by Seller or on their behalf in making that decision.

(viii) Seller has made an independent decision to purchase the Class B Membership Units based on the information available to Seller, which Seller has determined is adequate for that purpose, and Seller has not relied on any information (in any form, whether written or oral) furnished by Buyer or on their behalf in making that decision.

(ix) No Party hereto has given any investment advice or rendered any opinion to any other Party as to whether the purchase or sale of the Subject Shares or the Class B Membership Units is prudent or suitable, and no Party is relying on any representation or warranty by any other Party, except as expressly set forth herein.

(x) Each Party hereto is a sophisticated investor and has adequate information concerning the business and financial condition of the other Parties and understands the disadvantage to which any Party may be subject on account of any disparity of information that may exist between the Parties. Each Party believes, by reason of its business or financial experience, that it is capable of evaluating the merits and risks of the purchase and sale and of protecting its own interest in connection with the purchase and sale of the Subject Shares and the Class B Membership Units, as applicable.

(xi) Each Party acknowledges that each other Party and its affiliates may possess material non-public information not known to it regarding or relating to the Parties, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or future plans of the Parties, and each Party acknowledges that it has not requested any such information and agrees that the other Parties shall not have any liability whatsoever (and each Party hereby waives and releases all claims that it may otherwise have) with respect to the nondisclosure of any such information, whether before or after the date of this Agreement.

(xii) Each Party expressly, irrevocably and unconditionally waives and releases each other Party, its affiliates and its and their respective officers, directors, employees, agents and controlling persons from any and all liabilities or claims (whether for damages, rescission or any other relief) with respect to such Party’s possession of, or the failure to disclose to the other Party, non-public information, and each Party agrees not to make a claim against the other Party, its affiliates and its and their respective officers, directors, employees, agents and controlling persons relating to any possession or, or failure to disclose, such non-public information. Each Party further confirms that it understands the significance of the foregoing waiver and release.

(xiii) Each Party hereto acknowledges and agrees that the foregoing representations, warranties and covenants are being executed and delivered as a material inducement to each Party’s willingness to enter into this Agreement and to consummate the purchase and sale of the Subject Shares and the Class B Membership Units.

5.4 General. The representations and warranties made in this Agreement shall survive the Closing for a period of one (1) year.

ARTICLE VI. PRE-CLOSING COVENANTS OF SELLER PARTIES

6.1 Conduct of Business Pending Closing. Between the date hereof and the Closing hereunder, Seller will use its best efforts to undertake the following, but Buyer acknowledges that Seller may not be able to do so because, among other reasons, Seller is in default of its senior credit facility, in breach of the Mosk Leases and is in financial distress and has severely limited liquidity):

(a) not take or suffer or permit any action which would render untrue any of the representations or warranties of Seller herein contained, and not omit to take any action within its power, the omission of which would render untrue any such representation or warranty;

(b) conduct the Business in the ordinary and usual course, preserve the Business intact, keep available the services of its employees, and preserve its relationships with customers, suppliers and others with whom it deals;

(c) keep the premises occupied by the Business and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance within normal time frames of scheduled maintenance;

(d) continue to maintain all of its usual business books and records in accordance with its past practices;

(e) not waive any right or cancel any claim, in each case applicable to the Business;

(f) maintain its entity existence and not merge or consolidate with any other entity;

(g) comply with all provisions of any Assigned Contract applicable to the Business and comply with all applicable Laws;

(h) not accelerate the collection of Accounts Receivable, nor delay the payment of Accounts Payable;

(i) effectuate the transactions contemplated by this Agreement, and to do all things whatsoever necessary and proper to effect the transactions and agreements contemplated herein.

ARTICLE VII. POST-CLOSING COVENANTS OF SELLER PARTIES

7.1 Maintenance of and Access to Records. After the Closing Date, Seller shall provide Buyer with access (and the opportunity to make copies), from time to time during normal business hours and upon reasonable notice, to any records relating to the Business that are retained by Seller. Seller shall preserve and maintain any books and records relating to the Business and retained by Seller for at least three years after the Closing Date.

7.2 Further Assurances. Each Party shall use its best efforts to implement the provisions of this Agreement, and for such purpose each Party, at the request of any other Party at or after the Closing and without further consideration, shall promptly execute and deliver, or cause to be executed and delivered, such certificates, deeds, assignments, bills of sale, Consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other Party, and take all such other actions as the other Party may reasonably deem necessary or desirable to implement any provision of this Agreement or to more effectively transfer, convey and assign (a) to Buyer good and marketable title to, and to put Buyer in actual possession and operating control of, all of the Acquired Assets and the Subject Shares, free and clear of all Liens, and (b) to Seller good and marketable title to, and to put Seller in actual possession and operating control of, the Class B Membership Units, free and clear of all Liens.

7.3 Cooperation in the Defense of Claims. In the event that a claim is asserted against Buyer or any of its officers, directors, shareholders, employees or agents with respect to events or conditions occurring or existing in connection with or arising out of the operation of the Business prior to the Closing or the ownership, possession, use or sale of the Acquired Assets prior to the Closing, Seller shall cooperate in all reasonable respects in the defense of any such claim. Nothing in this Section 7.3 shall be construed as limiting in any way whatsoever Buyer’s rights under Article IX.

7.4 Transition of Business. From and after closing, for a period of up to one (1) month, Seller shall cooperate with Buyer in the transition of Seller’s Business to Buyer and shall undertake all actions in connection therewith reasonably requested by Buyer.

7.5 Employment Matters. From and after Closing, unless otherwise agreed by Seller and Buyer, Seller will terminate, and Buyer shall hire, all of the employees of Seller set forth on Schedule 7.5 (the “Employees”). Seller shall be solely responsible for all WARN Act responsibilities and effects (if any). Seller shall be liable for and shall pay any and all accrued salary and benefits of all the Employees up to the Effective Date. Buyer shall be liable for and shall pay any and all salary and benefits of all the Employees commencing on the Effective Date until such time as Buyer no longer employs the Employees. Buyer shall honor all accrued vacation days and sick leave of the Employees, and Seller shall reimburse Buyer for the cost of such accrued vacation and sick leave as the Employees actually take the accrued vacation and sick leave.

7.6 Change in Corporate Name. Promptly after the Closing, Seller will change its corporate name to a name that does not include the trade name “Belcher” and shall thereafter cease using such name.

ARTICLE VIII. POST-CLOSING COVENANTS OF BUYER

8.1 Maintenance of and Access to Records. After the Closing Date, Buyer shall provide Seller with access (and the opportunity to make copies), from time to time during normal business hours and upon reasonable notice, to such business records delivered to Buyer pursuant to this Agreement as may be required by Seller for any legitimate purpose (such as an audit or investigation by a Governmental Authority or a matter relating to insurance coverage or third party claims) relating to the operation of the Business by Seller prior to the Closing. Buyer shall preserve and maintain the records relating to the Business that are part of the Acquired Assets for at least three years after the Closing Date.

8.2 Cooperation in Defense of Claims. In the event that a claim is asserted against Seller or any of its officers, directors, shareholders, employees or agents with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business subsequent to the Closing or the ownership, possession, use or sale of the Acquired Assets subsequent to the Closing, Buyer shall cooperate in all reasonable respects in the defense of any such claim. Nothing in this Section 8.2 shall be construed as limiting in any what whatsoever Seller’s rights under Article IX.

ARTICLE IX. INDEMNIFICATION

9.1 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and their respective directors, officers, employees, agents and representatives from and against any and all actions, assessments, claims, costs, damages, demands, expenses, judgments, liabilities and losses, including but not limited to interest, penalties, attorneys’ fees, accounting fees and investigation costs (collectively, “Losses”), that may be incurred by Seller or any such Person resulting or arising from, related to or otherwise incurred in connection with (a) the Assumed Liabilities or (b) any breach of any representation, warranty, covenant or agreement of Buyer contained herein or in any other Transaction Document.

9.2 Indemnification by Seller. From and after the Closing, Seller jointly and severally shall indemnify, defend and hold harmless Buyer and its shareholders, directors, officers, employees, agents and representatives from and against any and all Liabilities that may be incurred by Buyer or any such Person resulting or arising from, related to or otherwise incurred in connection with (a) the Retained Liabilities or (b) any breach of any representation, warranty, covenant or agreement of a Seller Party contained herein or in any other Transaction Document; provided, however, that so long as any Class B Membership Units remain outstanding, any such indemnity obligation shall first be achieved by deducting the amount of such indemnity obligation from the Redemption Obligation (as defined in, and as further contemplated by, Exhibit B) and thereafter from the Seller’s separate funds.

9.3 Certain Limitations. The indemnifying Party’s liability under this Article IX shall be limited as follows.

(a) Threshold. No amount shall be payable by Buyer, on the one hand, or Seller, on the other hand, under Sections 9.1 or 9.2 unless and until the aggregate amount otherwise payable by Buyer, on the one hand, or Seller, on the other hand, under this Article IX exceeds $50,000 (the “Indemnity Threshold”). At such time as the total aggregate amount payable by Buyer or Seller, as the case may be, exceeds the Indemnity Threshold, the applicable indemnitee(s) shall be entitled to be indemnified against the full amount of all damages that have been incurred or suffered by such indemnitee(s) in connection with the transactions contemplated by this Agreement (and not merely the portion of such damages exceeding the Indemnity Threshold).

(b) Ceiling. Neither Buyer, on the one hand, nor Seller, on the other hand, shall have liability pursuant to Sections 9.1 or 9.2 in excess of fifty percent (50%) of the total Purchase Price.

(c) Survival. This Article IX shall survive the Closing until the first anniversary of the Closing. After the first anniversary of the Closing, unless a Party has instituted an indemnification claim prior to such anniversary, the Parties shall no longer have any rights under this Article IX.

9.4 Notice of Claim; Right to Participate in and Defend Third Party Claim.

(a) If any indemnified party receives notice of the assertion of any claim, the commencement of any action, suit or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (“Third Party Claim”), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Article IX, unless such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

(b) The indemnifying party may at its expense defend a Third Party Claim, if the indemnifying party utilizes counsel reasonably satisfactory to the indemnified party and promptly commences the defense of the Third Party Claim, pursues such defense with diligence, and has the financial ability to pay the alleged damages; provided, however, that the indemnifying party shall secure the consent of the indemnified party, which shall not be unreasonably withheld, to any settlement of a Third Party Claim. The indemnified party may participate in the defense of any such Third Party Claim at its expense and, until the indemnifying party has agreed to defend such Third Party Claim, the indemnified party may, at the indemnifying party’s expense, file any motion, answer or other pleading or take such other action as the indemnified party deems appropriate to protect its interests. If an indemnifying party does not defend any Third Party Claim for which indemnity is owing under this Agreement, the indemnifying party shall be bound by the results obtained with respect thereto, and the reasonableness of the costs, fees and expenses incurred, by the indemnified party, including the amount of any settlement of such Third Party Claim.

(c) Any claim asserted hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 30 days after its receipt, it shall have no further right to contest the validity of such claim.

ARTICLE X. TERMINATION

10.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred by July 31, 2010, provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by Buyer, on the one hand, or Seller, on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by Buyer if Seller (x) breaches their representations and warranties in any material respect, or (y) fail to comply in any material respect with any of their respective covenants or agreements contained herein; or

(e) by Seller if Buyer (x) breaches its representations and warranties in any material respect, or (y) fails to comply in any material respect with any of its respective covenants or agreements contained herein.

10.2 Obligations to Cease. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party. Notwithstanding the foregoing, nothing contained in this Section 10.2 will release Seller or Buyer from liability for any breach of this Agreement prior to its termination (it being agreed that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and, accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity).

ARTICLE XI. MISCELLANEOUS

11.1 Amendments. This Agreement may be amended only by a written instrument executed by all of the Parties hereto.

11.2 Entire Agreement. This Agreement and the other Transaction Documents set forth the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, among the Parties.

11.3 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law principles.

11.4 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received, if personally delivered or sent by telecopy, (b) within three business days after being deposited with the United States Postal Service, if sent by registered or certified mail, return receipt requested and postage prepaid, or (c) within one business day after being deposited with an established overnight courier for priority delivery, in each case to the Parties at their respective addresses set forth below.

To Seller:	6950 Bryan Dairy Road
Largo, FL 33777
Attention: Carol Dore-Falcone

with a copy to:	Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, Florida 33602
Attention: Julio C. Esquivel, Esq.

To Buyer:	Belcher Pharmaceuticals Acquisition, LLC
6950 Bryan Dairy Road
Largo, FL 33773
Attention: Mandeep Taneja

with a copy to:	The Cohrs Law Group, P.A.
1901 Ulmerton Road, Suite 425
Clearwater, FL 33762
Attention: Denis A. Cohrs, Esq.

Any Party by written notice to the others given in accordance with this Section 10.4 may change the address or the Persons to whom notices or copies thereof shall be directed.

11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

11.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the Parties hereto, but no rights, obligations or liabilities hereunder shall be assignable by any Party without the prior written consent of the other Parties.

11.7 Waivers. Any Party hereto may waive in writing compliance by any of the other Parties hereto (to the extent such compliance is for the benefit of the Party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement or in any of the other Transaction Documents (except such as may be imposed by Law). Any waiver by any Party of any violation of, breach of or default under any provision of this Agreement or any of the other Transaction Documents by any other Party shall not be construed as, or constitute, a continuing waiver of such provision or waiver of any other violation of, breach of or default under any other provision of this Agreement or any of the other Transaction Documents.

11.8 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person or entity other than the Parties hereto any rights or remedies under or by reason of this Agreement.

11.9 Schedules and Exhibits. References in this Agreement to “Schedules” or “Exhibits” are to the Schedules and Exhibits attached to this Agreement. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

11.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

11.11 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise. Except as otherwise expressly provided herein, no remedy shall be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

11.12 Expenses; Transfer Taxes. Each Party hereto will bear the legal, accounting and other expenses incurred by such Party in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. All sales, transfer, recordation and documentary Taxes and fees that may be payable in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER PARTIES

Belcher Pharmaceuticals, Inc.

By:
Name:
Title:

GeoPharma, Inc.

By:
Name:
Title:

BUYER

Belcher Pharmaceuticals Acquisition, LLC

By:
Name:
Title:

EXHIBIT A

SHARE CALCULATION

GeoPharma, Inc

	Shares:	Percentage:
Shares Outstanding as of 6/24/2010	28,859,020	29%

Shares to be issued at Closing or soon thereafter:
Employee Stock Awards due (a)	2,350,000	2.3%
Shares issued in lieu of salary (b)	6,640,909	6.6%
Share Reserve for Legal settlement Jax (c)	3,863,636	3.8%
MidSummer Shares (d)	2,000,000	2%
Whitebox Shares (e)	5,000,000	5%

Total	48,713,565	49%

Belcher Pharmaceuticals Acquisition, LLC (f)	50,701,874	51%

Total	99,415,439	100%

(a)	Represents share grants to employees approved by Board between 1/1/09 and 6/30/10, but not yet issued.
(b)	Represents share grants to employees and directors in lieu of unpaid cash salary approved by the Board, but not yet issued.
(c)	Represents a reserve of shares that could be issued in connection with the settlement of the Jax litigation, but not yet issued, and may never be issued.
(d)	Represents the 2,000,000 shares of Common Stock that MidSummer is receiving at Closing. In addition, MidSummer will continue to own preferred stock, which is convertible into additional shares of Common Stock.
(e)	Represents the 5,000,000 shares of Common Stock that Whitebox is receiving at Closing. The Company believes that Whitebox already owns additional shares, but is not certain of the amount.
(f)	Represents the shares that Belcher Pharmaceuticals Acquisition, LLC is receiving at closing, which the Company has agreed should equal 51% of the total outstanding shares after Closing.

EXHIBIT B

Rights and Preferences of Class B Membership Units

The Class B Membership Units have the following powers, preferences and relative, participating, optional and other rights:

a)	Stated Value. The stated value of each issued Class B Membership Unit shall be deemed to be $1.00 (the “Stated Value”).

b)	Dividends. The Class B Membership Units shall not accrue or pay a dividend or be entitled to any distribution from the earnings of the Company except as expressly set forth herein.

c)	Voting. Holders of the Class B Membership Units (the “Class B Members”) shall not have the right to vote on any matters presented to the members; provided, however, that so long as any Class B Membership Units remains issued and outstanding, without the approval of the holders owning at least a majority of the issued and outstanding Class B Membership Units, Buyer may not (i) make any amendment to the Articles of Organization or the Operating Agreement which impairs the rights of or creates additional obligations for the Class B Member; (ii) issue any additional Class B Membership Interests; or, (iii) make any amendment to the Articles of Organization or the Operating Agreement which would create a redemption or liquidation right preferential to the Class B Member with respect to the source of redemption or liquidation granted the Class B Membership Interests by this Agreement.

d)	Liquidation, Dissolution, or Winding-Up. Upon any liquidation, dissolution or winding-up of Buyer, whether voluntary or involuntary, Buyer shall liquidate and sell all of its Cephalexin ANDAs, inventory, products, and intellectual property (including patents, know-how, trademarks and trade secrets related to Cephalexin) (collectively, the “Cephalxin Assets”) in an arms length transaction and distribute 10% of the net income (as defined by U.S. Generally Accepted Accounting Principals) derived from such transaction to the Class B Member, up to but not in excess of the sum of $3,000,000., less all amounts theretofore paid to the Class B Member in redemption of the Class B Membership Units.

e)	Redemption.

i)	Commencing six months after the first commercial production by the Company of Cephalexin and within thirty (30) days after the close of each fiscal quarter and after a Sale of the Cephalexin Assets (as defined below), Buyer shall apply 10% of the net income (as defined by U.S. Generally Accepted Accounting Principals), if any, derived in any manner from the Cephalexin Assets during the preceding quarter or in connection with such Sale of the Cephalexin Assets to redeem the Class B Membership Units, in cash, at a price equal to the Stated Value per Class B Membership Unit, until each Class Be Membership Unit has been so redeemed (the “Redemption Obligation”), provided, that in no event will the total cumulative amount paid to the Class B Member ever exceed $3,000,000.

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ii)	To the extent Buyer actually pays more than $500,000.00 to settle or satisfy the cumulative total of the Assumed Liabilities, the Retained Liabilities or the liabilities to which the Acquired Assets are taken subject to, the Buyer shall be entitled to deduct and offset the actual amount of such excess cash so paid from the redemption amount that otherwise would be due to the Class B Member, as further contemplated in Sections 2.1 and 9.2 of the Asset and Stock Purchase Agreement, provided that such right of offset shall not negate the Seller’s continued obligation for the reimbursement of the Seller’s obligations paid by the Buyer, if any.

iii)	“Sale of Cephalexin Assets” means either (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Cephalexin Assets of Buyer, or (ii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of Buyer) the result of which is that the members immediately prior to such transaction are (after giving effect to such transaction) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of Buyer.

f)	Waiver. Any of the rights, powers, or preferences of the holders of Class B Membership Units set forth herein may be waived by the affirmative consent or vote of the holder of the Class B Membership Units then outstanding.

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EXHIBIT C

List of Advances from Buyer to Seller

Paul Carey	$45,000.00

Julio Esquivel	$15,000.00

Total	$60,000.00

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